Exhibit 99.1

News Release

Nektar Therapeutics Reports Financial Results for the

Second Quarter of 2015

SAN FRANCISCO, Calif., August 5, 2015 -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the second quarter ended June 30, 2015.

Cash and investments in marketable securities at June 30, 2015 were $279.7 million as compared to $325.8 million at March 31, 2015.

“We are pleased that the MOVANTIK launch in the U.S. is off to an encouraging start with very rapid uptake,” said Howard W. Robin, President and Chief Executive Officer of Nektar. “AstraZeneca plans to launch MOVANTIK in both Europe and Canada in the second half of this year. The SUMMIT-07 efficacy study of NKTR-181 in patients with chronic low back pain is well underway and proceeding ahead of schedule. We recently signed an important clinical collaboration with MD Anderson Cancer Center for our immuno-oncology therapy, NKTR-214, which is scheduled to enter a Phase 1 / 2 clinical study before year-end. Finally, Baxalta’s ADYNOVATE, or BAX 855, continues on track to be approved and launched in the U.S. by the end of 2015.”

Year-to-date revenue for 2015 was $131.5 million as compared to $48.3 million in the first half of 2014. The increase in revenue in the first half of 2015 as compared to the same period in 2014 is due to the recognition of $90.0 million of the $100.0 million milestone payment from AstraZeneca following the first commercial sale of MOVANTIK in the U.S. Revenue in the second quarter of 2015 was $22.7 million as compared to $28.5 million in the second quarter of 2014. Revenue included non-cash royalty revenue, related to our 2012 royalty monetization, of $4.7 million and $8.7 million in the second quarter and first half of 2015, respectively, and $4.8 million and $10.6 million in the second quarter and first half of 2014, respectively. This non-cash royalty revenue is offset by non-cash interest expense.

Total operating costs and expenses in the first half of 2015 were $131.9 million as compared to $107.6 million in the first half of 2014. Total operating costs and expenses in the second quarter of 2015 were $66.1 million as compared to $51.4 million in the second quarter of 2014. Total operating costs and expenses increased primarily as a result of increased research and development (R&D) expense.

Research and development expense in the second quarter of 2015 was $45.4 million as compared to $36.7 million in the second quarter of 2014.  For the first half of 2015, R&D expense was $92.4 million as compared to $75.0 million in the first half of 2014.  R&D expense was higher in the second quarter and first half of 2015 as compared to the same periods in 2014 primarily due to the initiation of the Phase 3 efficacy study of NKTR-181 in patients with chronic low back pain. Additionally, R&D expense in the first half of 2015 included costs related to the commercial scale-up of production of devices for Amikacin Inhale, the ongoing Phase 3 study of NKTR-102 in breast cancer, the ongoing Phase 1 study of NKTR-171, and IND enabling activities for NKTR-214, which will enter the clinic in 2015.

General and administrative expense was $10.2 million in the second quarter of 2015 as compared to $9.6 million in the second quarter of 2014. G&A expense in the first half of 2015 was $20.5 million as compared to $19.5 million in the first half of 2014.

Net loss in the second quarter of 2015 was $52.7 million or $0.40 loss per share as compared to $32.6 million or $0.26 loss per share in the second quarter of 2014. Net loss in the first half of 2015 was $18.8 million or $0.14 loss per share as compared to $78.8 million or $0.63 loss per share in the first half of 2014.

The company also announced the following upcoming presentations and events:

IASLC 16th World Congress on Lung Cancer, Denver, CO:

•       Abstract/Poster Title: “Etirinotecan Pegol (NKTR-102) in the Treatment of Patients with Metastatic Non Small Cell Lung Cancer (NSCLC) after Failure of 2nd Line Treatment: A Phase II study”, Aggarwal C., et al.

o    Date: September 9, 2015, 9:30 a.m. – 4:30 p.m. Mountain Time

CRI-CIMT-EATI-AACR Inaugural International Cancer Immunotherapy Conference, Translating Science into Survival 2015, New York, NY:

•      Abstract/Poster Title: “Antitumor activity of the CD122-biased immunostimulatory cytokine combined with immune checkpoint blockade requires innate and adaptive immunity”, Langowski, J., et al.

o   Date: September 18, 2015, 4:30-6:30 p.m. Eastern Time

Nektar Investor and Analyst R&D Day, St. Regis Hotel, New York, NY:

•     Date: October 8, 2015, 12:00-3:30 p.m. Eastern Time

Conference Call to Discuss Second Quarter 2015 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Wednesday, August 5, 2015.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Monday, September 7, 2015.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)

Passcode: 97434654 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics has a robust R&D pipeline in pain, oncology, hemophilia and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for MOVANTIK™ (naloxegol), the first FDA-approved once-daily oral peripherally-acting mu-opioid receptor antagonist (PAMORA) medication for the treatment of opioid-induced constipation (OIC), in adult patients with chronic, non-cancer pain. The product is also approved in the European Union as MOVENTIG® (naloxegol) and is indicated for adult patients with OIC who have had an inadequate response to laxatives. The AstraZeneca agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of MOVANTIK and an opioid. NKTR-181, a wholly-owned mu-opioid analgesic molecule for chronic pain conditions, is in Phase 3 development. NKTR-171, a wholly-owned new sodium channel blocker being developed as an oral therapy for the treatment of peripheral neuropathic pain, is in Phase 1 clinical development. In hemophilia, BAX 855, a longer-acting PEGylated Factor VIII therapeutic is in Phase 3 development conducted by partner Baxter. A BLA for BAX 855 was filed by Baxter to the US FDA in December, 2014 and is currently under review. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare as an adjunctive treatment for intubated and mechanically ventilated patients with Gram-negative pneumonia.

Nektar’s technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including AstraZeneca’s MOVANTIK, UCB’s Cimzia® for Crohn’s disease and rheumatoid arthritis, Roche’s PEGASYS® for hepatitis C and Amgen’s Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

MOVANTIK™ is a trademark and MOVENTIG® is a registered trademark of the AstraZeneca group of companies.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the potential of MOVANTIK, AstraZeneca’s planned commercial launch of MOVANTIK in Europe and Canada, the enrollment status of the SUMMIT-07 efficacy study of NKTR-181, the projected start date of the clinical program for NKTR-214, Baxalta’s regulatory and commercial launch plans for ADYNOVATE, and the value and potential of our polymer conjugate technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) the commercial potential of a new drug at the early stages of commercial launch, such as MOVANTIK, is difficult to predict and will have a significant impact on our future results of operation and financial condition; (ii) the timing of the commencement or end of clinical trials and the commercial launch of our drug candidates and those of our partners may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (iv) patents may not issue from our patent applications for our drugs (including MOVANTIK and ADYNOVATE) and drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (v) the outcome of any existing or future intellectual property or other litigation related to our drugs and drug candidates and those of our collaboration partners including MOVANTIK and ADYNOVATE. Other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 1, 2015. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:
Investors
Jennifer Ruddock of Nektar Therapeutics
415-482-5585

Media
Nadia Hasan of WCG
212-257-6738
nektar@wcgworld.com

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